EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3
------------------------------------------------------------------

EXHIBIT A:

Report of Independent Auditors

To the Board of Directors
  of UBS PW Tamarack International Fund, L.L.C.

In planning and performing our audit of the financial statements of UBS PW Tamarack International Fund, L.L.C.
(the "Fund") for the period from July 1, 2001
(commencement of operations) to December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management and the Board of Directors of UBS PW Tamarack
International Fund, L.L.C. and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
New York, New York
February 14, 2002



EXHIBIT B:
UBS PW Tamarack International Fund, L.L.C.
ITEM 77(o) 10f-3 Transactions

Security -- EasyJet PLC
Date of Purchase -- 11/2/01
Price -- $375 (British Pounds)
Shares Purchased -- 29520
Purchased From -- Credit Suisse First Boston
Aggregate amount of offering -- 39,030,000

Security -- Eniro AG
Date of Purchase -- 11/27/01
Price -- $74.50 (SEK)
Shares Purchased -- 72709
Purchased From -- Morgan Stanley
Aggregate amount of offering -- 54,060,000

Security -- Snam Rete Gas
Date of Purchase -- 12/03/01
Price -- $2.8 (Euros)
Shares Purchased -- 118160
Purchased From -- Salomon Smith Barney
Aggregate amount of offering -- 684,000,000

Security -- Converium Holding
Date of Purchase -- 12/11/01
Price -- $82 (CHF)
Shares Purchased -- 15000
Purchased From -- Merrill Lynch
Aggregate amount of offering -- 35,000,000